[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

TENTH AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS TENTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND
SECURITY AGREEMENT (this “Amendment”) is entered into this 29th day of January, 2022 by and between SILICON VALLEY BANK, a California corporation (“Bank”) and OWLET BABY CARE, INC., a Delaware corporation (“Borrower”).

RECITALS

A.Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of April 22, 2020, as amended by that certain First Amendment to Second Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of April 23, 2020, but effective as of April 22, 2020, as further amended by that certain Second Amendment to Second Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of September 22, 2020, as further amended by that certain Default Waiver, Consent, and Third Amendment to Second Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of March 10, 2021, as further amended by that certain Fourth Amendment to Second Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of May 14, 2021, as further amended by that certain Fifth Amendment to Second Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of May 25, 2021, as further amended by that certain Sixth Amendment to Second Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of August 12, 2021, as further amended by that certain Seventh Amendment to Second Amended and Restated Loan and Security Agreement (the “Seventh Amendment”) by and between Bank and Borrower dated as of September 20, 2021, as further amended by that certain Eighth Amendment to Second Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of November 15, 2021, and as further amended by that certain Ninth Amendment to Second Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of December 13, 2021 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D.Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions. Capitalized terms used but not defined in this Amendment, including its preamble and recitals, shall have the meanings given to them in the Loan Agreement.

2.Amendment to Loan Agreement.

2.1Postponement of 2021 Annual Inventory Appraisal and Collateral Audit and Inspections. Notwithstanding anything to the contrary in Section 6.6 of the Loan Agreement, Bank hereby agrees that Bank shall postpone the requirements of an annual inventory appraisal (performed by a valuation firm satisfactory to Bank), and an annual inspection and audit of Borrower’s Books and Collateral, in each case, for the calendar year 2021, through May 31, 2022.

2.2Section 2.2 (Revolving Line). Section 2.2(a) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a)Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

2.3Section 2.6 (Payment of Interest on the Credit Extensions). Section 2.6(a) of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a)Interest Rate.

(i)Advances. Subject to Section 2.6(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to (1) when a Streamline Period is in effect, the greater of (1) three-quarters of one percent (0.75%) above the Prime Rate or (2) five percent (5.0%), or (2) at all other times, the greater of (A) one and one- quarter of one percent (1.25%) above the Prime Rate or (B) five percent (5.0%) which interest shall be payable monthly in accordance with Section 2.6(d) below.

(ii)Growth Capital Advances. Subject to Section 2.6(b), the principal amount outstanding under each Growth Capital Advance shall accrue interest at a floating per annum rate equal to the greater of (A) two and one-half of one percent (2.50%) above the Prime Rate, or (B) five and three quarters of one percent (5.75%), which interest shall be payable monthly in accordance with Section 2.6(d) below.

2.4Section 6.2 (Financial Statements, Reports, Certificates). Sections 6.2(f) and 6.2(i) of the Loan Agreement are hereby amended by deleting them in their entirety and replacing them with the following:

(f)    [reserved];

(i)    [reserved];

2.5Section 6.3 (Accounts Receivable). Section 6.3(c) of the Loan Agreement is hereby amended by deleting the first (1st) sentence in such section and replacing it with the following:

Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or via electronic capture into a “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”); provided, however, that Borrower shall be permitted to allow proceeds of any Canadian Accounts (but excluding any

Eligible Canadian Accounts) to be transmitted into any of the Canadian Bank Accounts in accordance with this Agreement.

2.6 Section 6.8 (Accounts). Sections 6.8(a) and 6.8(b) of the Loan Agreement are hereby amended by deleting them in their entirety and replacing them with the following:

(a)Borrower and any Subsidiary of Borrower shall maintain all of its operating accounts and excess cash with Bank or Bank’s Affiliates. Borrower shall also maintain its Cash Collateral Account with Bank. Notwithstanding the foregoing, or anything to the contrary herein, Borrower may maintain (1) the merchant account with CyberSource as more fully described in the Perfection Certificate (the “CyberSource Account”), provided that (x) the aggregate balance of the CyberSource Account shall not exceed at any time and (y) Borrower sweeps the funds in the CyberSource Account to Borrower’s operating account maintained with Bank every three (3) calendar days, (2) the merchant accounts with Amazon Pay and Stripe each as more fully described in the Perfection Certificate (collectively, the “Amazon Pay and Stripe Accounts”), provided that (x) the aggregate balance of the Amazon Pay and Stripe Accounts shall not exceed at any time and (y) Borrower sweeps the funds in the Amazon Pay and Stripe Accounts to Borrower’s operating account maintained with Bank every three (3) calendar days, (3) the merchant account with Amazon Marketplace as more fully described in the Perfection Certificate (the “Amazon Marketplace Account”), provided that (x) the aggregate balance of the Amazon Marketplace Account shall not exceed at any time and (y) Borrower sweeps the funds in the Amazon Marketplace Account to Borrower’s operating account maintained with Bank every two (2) weeks, (4) the merchant account with Affirm as more fully described in the Perfection Certificate (the “Affirm Account”), provided that (x) the aggregate balance of the Affirm Account shall not exceed at any time and (y) Borrower sweeps the funds in the Affirm Account to Borrower’s operating account maintained with Bank every three (3) calendar days, (5) the merchant account with Square as more fully described in the Perfection Certificate (the “Square Account”), provided that (x) the aggregate balance of the Square Account shall not exceed    at any time and (y) Borrower sweeps the funds in the Square Account to Borrower’s operating account maintained with Bank every three
(3) calendar days, (6) the merchant account with Klarna as more fully described in the Perfection Certificate (the “Klarna Account”), provided that (x) the aggregate balance of the Klarna Account shall not exceed    at any time and
(y) Borrower sweeps the funds in the Klarna Account to Borrower’s operating account maintained with Bank every three (3) calendar days, (7) the merchant account with Shopify Pay as more fully described in the Perfection Certificate (the “Shopify Pay Account”), provided that
(x) the aggregate balance of the Shopify Pay Account shall not exceed at any time and (y) Borrower sweeps the funds in the Shopify Pay Account to Borrower’s operating account maintained with Bank every three (3) calendar days, (8) the merchant account with Zift as more fully described in the Perfection Certificate (the “Zift Account”), provided that (x) the aggregate balance of the Zift Account shall not exceed at any time and (y) Borrower sweeps the funds in the Zift Account to Borrower’s operating account maintained with Bank every three (3) calendar days, (9) the merchant account with Paypal as more fully described in the Perfection Certificate (the “Paypal Account”), provided that (x) the aggregate balance of the Paypal Account shall not exceed    ) at any time and (y) Borrower sweeps the funds in the Paypal Account to Borrower’s operating account maintained with Bank every seven
(7) calendar days, and (10) accounts in Borrower’s name in Canada at or with any bank or financial institution located in Canada other than Bank or Bank’s Affiliates (collectively, the

“Canadian Bank Accounts”), provided, that the aggregate balance in all Canadian Bank Accounts does not exceed Three Million Canadian Dollars (CAD$3,000,000) at any time. Any Guarantor shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates in those jurisdictions where Bank or Bank’s Affiliates provide banking services.

(b) In addition to and without limiting the restrictions in 0, Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (1) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, (2) the CyberSource Account, provided that (x) the aggregate balance of the CyberSource Account does not exceed Five Hundred Thousand Dollars ($500,000) at any time and (y) Borrower sweeps the funds in the CyberSource Account to Borrower’s operating account maintained with Bank every three (3) calendar days, (3) the Amazon Pay and Stripe Accounts, provided that (x) the aggregate balance of the Amazon Pay and Stripe Accounts do not exceed Seventy-Five Thousand Dollars ($75,000) at any time and (y) Borrower sweeps the funds in the Amazon Pay and Stripe Accounts to Borrower’s operating account maintained with Bank every three (3) calendar days, (4) the Amazon Marketplace Account, provided that (x) the aggregate balance of the Amazon Marketplace Account does not exceed Five Hundred Thousand Dollars ($500,000) at any time and (y) Borrower sweeps the funds in the Amazon Marketplace Account to Borrower’s operating account maintained with Bank every two (2) weeks, (5) the Affirm Account, provided that (x) the aggregate balance of the Affirm Account does not exceed One Hundred Thousand Dollars ($100,000) at any time and (y) Borrower sweeps the funds in the Affirm Account to Borrower’s operating account maintained with Bank every three (3) calendar days, (6) the Square Account, provided that (x) the aggregate balance of the Square Account shall not exceed One Hundred Thousand Dollars ($100,000) at any time and (y) Borrower sweeps the funds in the Square Account to Borrower’s operating account maintained with Bank every three (3) calendar days, (7) the Klarna Account, provided that (x) the aggregate balance of the Klarna Account shall not exceed One Hundred Thousand Dollars ($100,000) at any time and (y) Borrower sweeps the funds in the Klarna Account to Borrower’s operating account maintained with Bank every three
(3) calendar days, (8) the Shopify Pay Account, provided that (x) the aggregate balance of the Shopify Pay Account shall not exceed Five Hundred Thousand Dollars ($500,000) at any time and (y) Borrower sweeps the funds in the Shopify Pay Account to Borrower’s operating account maintained with Bank every three (3) calendar days, (9) the Zift Account, provided that (x) the aggregate balance of the Zift Account shall not exceed One Hundred Thousand Dollars ($100,000) at any time and (y) Borrower sweeps the funds in the Zift Account to Borrower’s operating account maintained with Bank every three (3) calendar days, (10) the Paypal Account, provided that (x) the aggregate balance of the Paypal Account shall not exceed One Hundred Thousand Dollars ($100,000) at any time and (y) Borrower sweeps the funds in the Paypal Account to Borrower’s operating account maintained with Bank every seven (7) calendar days, and (11) the Canadian Bank Accounts; provided, that the aggregate balance in all Canadian Bank Accounts does not exceed Three Million Canadian Dollars (CAD$3,000,000) at any time.

2.7 Section 6.9 (Financial Covenants).    Section 6.9 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

6.9    Financial Covenants. Borrower shall maintain:

(a)Minimum Liquidity. Liquidity (tested by Bank as of the last day of each month) of at least Thirty Million Dollars ($30,000,000).

(b)Minimum Net Revenue. Commencing with the quarter ending March 31, 2022, and as of the last day of each quarter thereafter, an aggregate Net Revenue for the quarter then ended, of at least the following amounts at the following times:

Quarter Ending	Minimum Net Revenue
March 31, 2022
June 30, 2022
September 30, 2022
December 31, 2022

Commencing with the quarter ending March 31, 2023 and continuing as of the last day of each quarter thereafter, the minimum Net Revenue financial covenant set forth in this Section 6.9(b) (the “2023 Net Revenue Covenant”) is subject to change based on Borrower’s annual financial projections approved by the Board for the 2023 fiscal year as determined by Bank in its sole discretion and delivered to Bank pursuant to Section 6.2(e). Borrower’s failure to reach an agreement with Bank on the 2023 Net Revenue Covenant and to execute and deliver to Bank an amendment to this Agreement which provides the terms for the 2023 Net Revenue Covenant by no later January 31, 2023 shall constitute an immediate Event of Default under this Agreement.

1.8Section 13.1 (Definitions).

(a)Section 13.1 of the Loan Agreement is hereby amended by deleting the following terms and their respective definitions in their entirety and replacing them with the following:

“Borrowing Base” is (a) seventy percent (70%) of Eligible Accounts, plus (b) the lesser of the Inventory Advance Rate or the Eligible Inventory Cap, each as determined by Bank from Borrower’s most recent Borrowing Base Statement (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Statement); provided, however, that Bank has the right to decrease each and any of the foregoing percentage, the Inventory Advance Rate and Eligible Inventory Cap (if applicable) in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

“Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States or are billed and/or payable outside of the United States and which (a)(i) otherwise satisfy the definition of Eligible Accounts and (ii) either are (A) due and owing from Cheeky Rascals Limited, or Danish by Design Pty Ltd., or (B) Canadian Accounts, provided that the Account Debtors of such Canadian Accounts deliver or transmit all proceeds of such Canadian Accounts into the Cash Collateral Account with Bank (the “Eligible Canadian Accounts”), or (b) are approved by Bank in writing on a case-by-case basis.

“Inventory Advance Rate” is the lesser of (x) thirty percent (30%) of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) and (y)
(i)the OLV Percentage multiplied by (ii) Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value).

“Streamline Period” is, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first (1st) day of the month following the day that Borrower provides to Bank a written report that Borrower’s Liquidity, for each consecutive day in the immediately preceding month, as determined by Bank in its discretion, is equal to or greater than Fifty Million Dollars ($50,000,000) (the “Streamline Threshold”); and
(b)terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first (1st) day thereafter in which Borrower fails to maintain the Streamline Threshold, as determined by Bank in its discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Threshold each consecutive day for one (1) fiscal quarter as determined by Bank in its discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first (1st) day of the month following the date Bank determines, in its reasonable discretion, that the Streamline Threshold has been achieved.

(b)Section 13.1 of the Loan Agreement is hereby amended by deleting clause (e) in the definition of “Eligible Accounts” in Section 13.1 of the Loan Agreement and replacing it with the following:

(e) Accounts owing from an Account Debtor (i) which does not have its principal place of business in the United States or (ii) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States, unless in the case of both (i) and
(ii)such Accounts are Eligible Foreign Accounts;

(c)Section 13.1 of the Loan Agreement is hereby amended by adding the following terms and their respective definitions to Section 13.1 of the Loan Agreement in alphabetical order:

“2023 Net Revenue Covenant” is defined in Section 6.9(b).

“Canadian Accounts” are Accounts for which the Account Debtor has its principal place of business in Canada.

“Canadian Bank Accounts” is defined in Section 6.9(a). “Canadian Dollars” means the lawful money of Canada.
“Gross Revenue” is Borrower’s gross revenue as determined in accordance with
GAAP.

“Net Revenue” is Gross Revenue minus sales discounts, retail volume discounts, retail ad allowances, and returns and allowances, and Borrower’s net revenue as determined in accordance with GAAP.

(d)The defined terms “2021 EBITDA Covenant”, “EBITDA”, “Loss on Extinguishment of Debt”, “Interest Expense”, “Net Income”, “Net Proceeds”, “Qualifying Liquidity Event” and “Qualifying Liquidity Event Date”, and their respective definitions as set forth in Section
13.1 of the Loan Agreement are hereby deleted in their entirety and all occurrences of and references to such terms in the Loan Agreement are hereby deleted in their entirety and from and after the date of this Amendment shall be of no further force and effect under the Loan Agreement.

2.9 Compliance Certificate. The Compliance Certificate attached to the Loan Agreement as Exhibit B is hereby replaced in its entirety with the Compliance Certificate attached hereto as Exhibit B. From and after the date hereof, all references in the Loan Agreement to the Compliance Certificate shall be deemed to refer to the Compliance Certificate in the form attached hereto as Exhibit B.

3.Limitation of Amendment.

3.1The amendment set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

3.3In addition to those Events of Default specifically enumerated in the Loan Documents, the failure to comply with the terms of any covenant or agreement contained herein shall constitute an Event of Default and shall entitle the Bank to exercise all rights and remedies provided to the Bank under the terms of any of the other Loan Documents as a result of the occurrence of the same.

4.Representations and Warranties.    To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3The organizational documents of Borrower delivered to Bank on the Effective Date and in connection with the Seventh Amendment, as applicable, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any material law or regulation binding on or affecting Borrower, (b) any material contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

8.Bank Expenses. Borrower shall pay all of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

9.Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

DocuSign Envelope ID: 6F35673D-382C-4246-B2A2-82D62231F181
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

OWLET BABY CARE, INC.

By:           Name: Kate Scolnick
Title: Chief Financial Officer

By:         Name: Nadir Ajaz
Title: Director – Treasury Operations

BANK:

SILICON VALLEY BANK

By:         Name: Jordan Rigberg
Title: Vice President

[Signature Page to Tenth Amendment to Second Amended and Restated Loan and Security Agreement]